Exhibit 12

                  CENTRAL ILLINOIS PUBLIC SERVICE COMPANY

             COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
      PLUS PREFERRED STOCK DIVIDEND REQUIREMENTS BEFORE INCOME TAXES
                              (in thousands)


                                            12 Months Ended

                 __________________________________________________________
                                              December 31,
                 March 31, ________________________________________________
                   1997      1996      1995      1994      1993      1992
                 ________  ________  ________  ________  ________  ________

Net  income......$ 71,167  $ 77,393  $ 70,631  $ 81,913  $ 84,011  $ 72,601

Add--Federal and
 state income
 taxes:
  Current........  49,777    53,847    41,276    38,097    50,441     6,110
  Deferred(net)    (3,146)   (2,805)    5,627    13,190     1,674    33,998
  Investment tax
   credit
   amortization..  (3,345)   (3,349)   (3,361)   (3,367)   (3,366)   (3,336)
  Income tax
   applicable to
   nonoperating
   activities....   (505)      (407)      941       603       631     2,989
                 ________  ________  ________  ________  ________  ________
                   42,781    47,286    44,483    48,523    49,380    39,761
                 ________  ________  ________  ________  ________  ________
Net  income
 before  income
 taxes........... 113,948   124,679   115,114   130,436   133,391   112,362
                 ________  ________  ________  ________  ________  ________

Add--Fixed charges
   Interest  on
    long-term
    debt.........  30,928    31,409    31,168    31,164    32,823    35,534
   Interest  on
    provision for
    revenue
    refunds.....        -         -         -         -         _      (803)
    Other  interest 4,821     4,636       853       358       479       392
   Amortization of
    net debt premium
    and discount..  1,712     1,709     1,703     1,678     1,598       863
                 ________  ________  ________  ________  ________  ________
                   37,461    37,754    33,724    33,200    34,900    35,986
                 ________  ________  ________  ________  ________  ________
Earnings as
 defined.......  $151,409  $162,433  $148,838  $163,636  $168,291  $148,348
                 ========  ========  ========  ========  ========  ========

Ratio  of  earnings
 to  fixed
 charges.......      4.04      4.30      4.41      4.93      4.82      4.12

Earnings required
 for preferred
 dividends:
   Preferred stock
    dividends..  $  3,695  $  3,721  $  3,850  $  3,510  $  3,718  $  4,549
   Adjustment  to
    pre-tax
    basis*......    2,221     2,273     2,425     2,079     2,185     2,491
                 ________  ________  ________  ________  ________  ________
                 $  5,916  $  5,994  $  6,275  $  5,589  $  5,903  $  7,040
                 ________  ________  ________  ________  ________  ________
Fixed charges
 plus preferred
 stock dividend
 requirements... $ 43,377  $ 43,748  $ 39,999  $ 38,789  $ 40,803  $ 43,026
                 ========  ========  ========  ========  ========  ========

Ratio of earnings
  to fixed
  charges plus
  preferred stock
  dividend
  requirements...... 3.49      3.71      3.72      4.22      4.12      3.45


* An additional charge equivalent to earnings required to adjust dividends on preferred stock to a pre-tax basis (See below.)

{ Net income before income taxes        }
{ ______________________________  -100% }  X preferred dividends = earnings
{          Net income                   }   required for preferred dividends




















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